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                                                                    Exhibit 11.1


Computation of Unaudited Pro Forma Net Loss Per Share

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

                                                                For the
                                                        period from inception             For the
                                                                through              Nine Months Ended
                                                               31-Dec-96                 30-Sep-97
Net Loss                                                      $(2,585,790)              $(8,095,425)

Weighted Average Shares Outstanding:

  a. Shares attributable to common stock outstanding            6,274,926                 7,090,052
  b. Shares attributable to the assumed conversion of the
      Series A and B redeemable convertible preferred stock     7,958,272                12,248,561
                                                              -----------               -----------
Unaudited Pro Forma Weighted Average Common and Common
  Equivalent Shares Outstanding                                14,233,198                19,338,613

Unaudited Pro Forma Net Loss Per Share                        $     (0.18)              $     (0.42)
                                                              ===========               ===========
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